Exhibit 99.1

FOR IMMEDIATE RELEASE

Rentech Announces Results for Second Quarter of 2015

Announces Reorganization and Cost Savings Plans

Provides Update on Canadian Facilities

LOS ANGELES, CA (August 11, 2015) – Rentech, Inc. (NASDAQ: RTK) today announced financial and operating results for the three and six months ended June 30, 2015.

Keith Forman, President and CEO of Rentech, stated, “Our nitrogen business exceeded our expectations this quarter due to strong demand for ammonia and ammonium sulfate during the spring application season. Rentech Nitrogen announced a strong second quarter cash distribution and increased guidance for distributions in 2015, which will add to Rentech’s cash position.”

“Fulghum had a strong second quarter largely due to cost controls and improved performance in South America. We expect this segment to finish the year at the high end of our indicated range for EBITDA of $16 to $17 million. NEWP continues to perform well and the business is tracking to full year EBITDA guidance of $9 to $10 million,” said Mr. Forman.

Mr. Forman continued, “The Atikokan plant has been generating positive EBITDA since May. At Wawa, we are producing a limited quantity of pellets. We will need to modify and replace the log in-feed equipment and a signification portion of conveyance systems at the Wawa plant this fall and into next year, to address the construction flaws we discovered during ramp-up. Given what we know today, we currently estimate that these modifications will increase our total project spending to approximately $145 million, which is $5 million above the high end of our previous guidance range.”

“Yesterday, we announced transformative transactions that would de-lever Rentech and increase our cash position. The closing of the merger of Rentech Nitrogen and CVR Partners would enable us to repay debt and redeem preferred stock held by GSO Capital, while we continue to hold significant value of securities in a more-diversified nitrogen company,” added Mr. Forman.

Reorganization and Cost Savings Plans

Rentech plans to restructure its non-fertilizer businesses to focus on operations and execution, while significantly reducing corporate overhead. Rentech expects to complete the restructuring and realize at least $10 million of reductions in annualized selling, general and administrative (SG&A) expense run-rate exiting 2016. We expect to announce the details of the restructuring within the next 90 days. The scope and timing of the expected cost reductions are the result of an ongoing comprehensive organizational assessment and are expected to result in one-time charges.

Canadian Update

Atikokan Facility

The Atikokan Facility has completed commissioning and is in the ramp-up phase. We experienced a transformer failure and have been temporarily using a smaller transformer that causes us to operate the facility at reduced rates. In the third quarter of 2015, we intend to install the larger permanent transformer that will allow Atikokan to operate at full rates. In spite of the temporary transformer with lower capacity and some material handling equipment issues, the ramp-up phase at Atikokan has been proceeding better than our forecasts. During ramp-up, we identified the need to replace or repair the truck dump conveyor and hopper at the facility, and the need to modify some of the conveyors at the plant. Atikokan may still reach full capacity in February 2016; however, the timing could shift by several months depending on the degree of modifications needed to correct the material handling equipment issues and any other possible issues that may arise during ramp-up.

Wawa Facility

Most of the equipment at the Wawa Facility has been commissioned and the plant is producing a limited quantity of wood pellets. However, we discovered that we will need to modify the front end system of the facility that handles logs and feeds them into the chipper, and modify or replace a significant portion of the conveyors that handle chips and pellets. These issues are preventing us from ramping up the plant to expected production levels. We expect to correct these issues during this fall and the first half of next year. We currently estimate that correcting these problems will increase our total expected project spending for the Canadian pellet plants to approximately $145 million, which is $5 million above the high end of our previous guidance range of $131 million to $140 million. The cost estimates to correct the issues are preliminary and have significant uncertainty. This revised projection for capital expenditures does not include contingencies to address any other unforeseen issues that may arise during ramp-up of the facilities. Taking into account the time required to correct the log in-feed equipment and conveyance systems, we now expect the Wawa Facility to operate at full capacity in the second half of 2016, instead of in mid-2016. We intend to pursue all remedies available to us under our vendor contracts related to issues with the conveyor systems.

Drax and Canadian National Railway Contracts

Due to the expected delays in production at the Wawa Facility, we again amended our delivery commitments under the contract we have with Drax. In August, we canceled all 240,000 tonnes of wood pellet deliveries in 2015 that we had agreed to in the February amendment. The August amendment provided for a comprehensive settlement amount of approximately $2.6 million to compensate Drax for all canceled deliveries under all amendments. Half of that settlement amount is payable in cash by the end of December 2015, and the remaining half will be in the form of price reductions on the first two pellet shipments expected to be made to Drax in 2016. The February amendment added 72,000 tonnes of pellets to the required deliveries in 2018 and 2019; these will remain at 2015 pricing, which is expected to be lower than pricing in those future years under the original terms of the contract. The entire settlement amount of $2.6 million was recorded in SG&A expenses in the second quarter of 2015 in the Wood Pellets: Industrial segment.

Due to delays caused by the issues at Wawa, we do not expect to fully meet our 2015 commitments under our contract with Canadian National Railway Company (Canadian National). The estimated amount of penalties could be as much as $2.4 million under the terms of the contract; however, we are negotiating with Canadian National to amend the contract to allow us to make up for the shortfalls in future contract years with additional volumes in lieu of paying any penalties in cash.

Summary of Results

The consolidated results of Rentech, Inc. include its wood fibre processing business and Rentech Nitrogen Partners, L.P. (NYSE: RNF) (Rentech Nitrogen). The wood fibre processing business consists of Fulghum Fibres (Fulghum); New England Wood Pellet (NEWP), which includes the mill recently purchased from Allegheny Pellet Corporation (Allegheny); and Industrial Wood Pellets, which includes our Canadian pellet plants, business development for industrial pellets, senior management of the fibre business and corporate allocations. Rentech owns the general partner and approximately 60% of the limited partner interests of Rentech Nitrogen. Rentech Nitrogen’s operating segments are the East Dubuque, Illinois facility and the Pasadena, Texas facility. NEWP’s and Allegheny’s operations are included in our operating results from May 1, 2014 and January 23, 2015, respectively, the closing dates of the acquisitions.

During the first six months of 2015, our East Dubuque plant has improved its production levels and delivered operating results significantly better than those in 2014 periods. The results benefitted from the receipt of $4.4 million of insurance proceeds from claims under coverage for business interruption related to the fire that occurred in 2013. The Pasadena Facility improved to positive EBITDA during the first six months of 2015, and we recorded an asset impairment charge of $101.8 million related to the facility.

Combined output and losses for the Canadian pellet plants are worse than we expected due to significant problems in the material-handling equipment installed at the Wawa Facility and the need for some corrective actions at Atikokan. Please refer to the Canadian Update section above for additional information.

NEWP continues to perform well and exceed expectations, with the Allegheny acquisition contributing as expected. Fulghum Fibres’ cost controls have reduced our per-unit costs, which together with improved performance in South America, has improved the results and outlook for Fulghum compared to 2014 periods and compared to our expectations for 2015. Fulghum also received an insurance settlement related to the fire in Woodland, Maine, that created a gain of $1.6 million during the first six months of 2015.

In February of 2015, we signed an amended credit agreement with GSO Capital, which provided up to $63 million of capacity under certain circumstances. Up to $18 million is still available under certain circumstances under that facility. We expect that Rentech’s current sources of liquidity are adequate to provide for our expected needs during the next twelve months, but we have relatively small liquidity cushions to absorb unexpected events. We expect Rentech Nitrogen’s current sources of liquidity to be adequate with substantial cushions in place.

On August 4, we announced that we will effect a 1-for-10 reverse split of our common stock. Rentech’s common stock will begin trading on a split-adjusted basis on August 20, 2015.

On August 10, Rentech announced that it has agreed to vote its 59.7% ownership interest in Rentech Nitrogen in favor of the proposed merger with CVR Partners LP. Upon the closing of the merger, Rentech would receive approximately $318 million in cash and units of CVR Partners, plus a retained interest in Rentech Nitrogen’s Pasadena Facility, based on the closing unit price of CVR Partners on August 7, 2015. Rentech and other holders of Rentech Nitrogen would receive the value of the Pasadena Facility upon the disposition of the asset. In conjunction with the closing of the merger, Rentech would also repay $50 million of debt and $100 million of preferred stock held by GSO Capital Partners. Please refer to Rentech’s press release issued on August 10 for additional details.

Three months ended June 30, 2015

Consolidated revenues for the second quarter of 2015 were $149.8 million, compared to $139.2 million in the prior year period. These revenues were comprised of:

•	$25.7 million from Fulghum, an increase of $6.6 million from the prior year period;
•	$11.7 million from NEWP; an increase of $5.9 million from the prior year period
•	$2.5 million from Wood Pellets: Industrial, an increase of $1.9 million from the prior year period; and
•	$109.9 million from Rentech Nitrogen, a decrease of $3.8 million from the prior year period.

Gross profit for the second quarter of 2015 was $48.5 million, compared to $31.4 million in the prior year period. Gross profit was comprised of:

•	$4.3 million from Fulghum, an increase of $2.3 million from the prior year period;
•	$2.6 million from NEWP, an increase of $1.5 million from the prior year period;
•	$(3.1) million from Wood Pellets: Industrial, a decrease of $(3.2) million; and
•	$44.7 million from Rentech Nitrogen, an increase of $16.5 million from the prior year period.

Consolidated Adjusted EBITDA for the second quarter of 2015 was $41.2 million, compared to $21.3 million in the prior year period. Consolidated Adjusted EBITDA included the following:

•	$5.5 million from Fulghum, an increase of $3.3 million from the prior year period;
•	$2.5 million from NEWP, an increase of $1.5 million from the prior year period;
•	$(9.6) million from Wood Pellets: Industrial, a decrease of $(6.4) from the prior year period; and
•	$47.7 million from Rentech Nitrogen, an increase of $16.9 million from the prior year period.

Further explanation of Adjusted EBITDA, a non-GAAP financial measure, as used here and throughout this press release, appears below.

Net loss attributable to Rentech common shareholders for the second quarter of 2015 was $(53.4) million, or a loss of $(0.23) per basic share, compared to a net loss of $(20.6) million, or a loss of $(0.09) per basic share, for the same period last year.

Net income for the second quarter of 2015 was $48.4 million, or $0.21 per basic share, excluding the Pasadena asset impairment. Net income for the second quarter of 2014 was $6.6 million, or $0.03 per share, excluding the Pasadena goodwill impairment.

Fulghum Fibres

Revenues were $25.7 million for the second quarter of 2015, compared to $19.1 million for the same period last year. The increase was primarily due to higher chip and bark sales in South America.

Revenues from operations in the United States were $14.8 million for the second quarter of 2015, as compared to $14.6 million in the prior year period. Revenues in the second quarter of 2014 were lower as a result of the fire at our Maine mill in March of last year. Revenues from operations in South America were $10.9 million for the second quarter of 2015, as compared to $4.5 million in the prior year period. The increase in South America revenues was primarily due to higher biomass product sales domestically and chip sales to Asia in the second quarter of 2015 as compared to 2014.

The United States and South America mills processed 3.6 million green metric tons, or GMT, of logs into wood chips and residual fuels for each of the second quarters of 2015 and 2014.

Gross profit was $4.3 million for the second quarter of 2015, compared to $2.0 million for the same period last year. Gross profit margin for the second quarter of 2015 was 17%, compared to 11% for the prior year period. The increases in gross profit and gross margin were due primarily to higher product sales volumes at the mills in South America, and cost savings at our processing mills in the United States, partially offset by higher product costs associated with higher sales volume and higher depreciation expense. In addition, gross profits and gross margins were lower in 2014 as a result of the fire at our Maine mill in March of last year.

During the second quarter of 2015, we negotiated a settlement with our insurance carriers related to the 2014 fire at our mill in Maine. The settlement resulted in a gain of $1.6 million, representing the excess of the settlement amount over the net book value of the property destroyed.

Adjusted EBITDA for the second quarter of 2015 was $5.5 million. This compares to Adjusted EBITDA of $2.2 million for the same period in 2014.

Net income was $3.1 million for the second quarter of 2015, compared to a net loss of $(1.0) million for the same period last year.

New England Wood Pellet

Revenues were $11.7 million for the second quarter of 2015 on deliveries of 57,000 tons of wood pellets. This compared to $5.8 million in revenues from May 1, 2014 through June 30, 2014 on deliveries of 28,000 tons of wood pellets.

Gross profit was $2.6 million for the second quarter of 2015, compared $1.1 million for the same period last year. Gross profit margin for the second quarter of 2015 was 22%, compared to 19% for the prior year period.

Adjusted EBITDA for the second quarter of 2015 was $2.5 million. This compares to Adjusted EBITDA of $1.0 million for the same period in 2014.

Net income was $1.5 million for the second quarter of 2015, compared to net income of $0.7 million for the same period last year.

Wood Pellets: Industrial

Revenues for the second quarter of 2015 were $2.5 million earned by delivering to OPG 13,500 metric tons of wood pellets produced at the Atikokan facility. Revenues were $0.7 million for wood pellets sold to OPG for the prior year period.

Gross loss was $(3.1) million compared to gross profit of $0.1 million for the prior year period. Gross loss margin was (120%) compared to gross profit margin of 17% for the prior year period. Results in 2014 reflect the purchase and sale of third party produced pellets before the Atikokan and Wawa facilities were producing. The gross losses and gross loss margins in 2015 were due to high operating costs relative to revenues during commissioning and ramp up of both the Atikokan and Wawa facilities, including the related write down of inventory at Wawa by $2.7 million during the second quarter of 2015.

In the second quarter of 2015, $2.6 million of settlement costs related to amending the Drax contract in August was recorded in SG&A expenses.

Adjusted EBITDA loss for the second quarter of 2015 was $(9.6) million. This compares to Adjusted EBITDA loss of $(3.3) million for the same period last year.

Net loss was $(10.7) million for the second quarter of 2015, compared to a net loss of $(3.2) for the same period last year.

Nitrogen Product Manufacturing

Revenues for the second quarter of 2015 were $109.9 million, compared to $113.6 million in 2014. Gross profit for the second quarter of 2015 was $44.7 million, compared to $28.2 million for the same period last year. Adjusted EBITDA for the second quarter of 2015 was $47.7 million, compared to $30.7 million in the corresponding 2014 period. A further explanation of Adjusted EBITDA, a non-GAAP financial measure, as used here and throughout this press release appears below.

During the second quarter of 2015, Rentech Nitrogen recorded an asset impairment charge of $101.8 million for the Pasadena Facility, due to our conclusion that our process to evaluate strategic alternatives and the announced agreement with CVR Partners made it more likely than not that the facility would be sold or otherwise disposed of before the end of its previously estimated useful life. This conclusion requires that the estimate of future cash flows used to calculate the fair value of the facility must include estimated sale proceeds and interim cash flows leading up to the sale.

Net loss for the second quarter of 2015 was $(66.2) million. This compares to net loss of $(8.9) million for the prior year period. Net income was $35.6 million for the quarter ended June 30, 2015, excluding the loss due to the Pasadena asset impairment. This compares to net income $18.3 million for the prior year period, excluding the Pasadena goodwill impairment.

East Dubuque Facility

Revenues for the second quarter of 2015 were $72.1 million, compared to $73.9 million for the same period last year. The decrease was primarily due to lower sales volumes and prices for UAN, partially offset by higher sales volumes and prices for ammonia.

Ammonia deliveries increased due to strong demand from agricultural and industrial customers leading into the spring planting season. Volumes were low in 2014 because production was interrupted by a planned turnaround and a fire in the fourth quarter of 2013. Volumes were also higher in 2015 as a result of operating at expanded rates following the completion of the ammonia capacity expansion. UAN deliveries decreased due to greater demand for ammonia and lower priced urea, and wet conditions during the UAN application period.

Average sales prices per ton for the second quarter of 2015 were 6% higher for ammonia and 7% lower for UAN, as compared with the same period last year. These two products comprised 88% of our East Dubuque Facility’s revenues for the second quarter of 2015 and 88% for the same period in the prior year. The increase in ammonia prices is due primarily to an increase in demand due to ideal conditions for applying ammonia. The decrease in UAN prices is due primarily to lower demand for UAN.

Gross profit was $42.7 million for the second quarter of 2015; this compares to $33.0 million for the same period last year. Gross profit margin for the second quarter of 2014 was 59%, compared to 45% for the same period last year. The increases in gross profit and gross margin were primarily due to higher sales volumes and prices for ammonia, business interruption insurance proceeds of $4.4 million related to the 2013 fire and unrealized gains on natural gas derivatives, partially offset by lower sales volumes and prices for UAN. Gross profit margin, without business interruption insurance proceeds and natural gas derivatives, was 51% for the second quarter of 2015, compared to 45%, without natural gas derivatives, for the same period in the prior year.

Adjusted EBITDA for the second quarter of 2015 was $46.6 million, compared to $36.8 million in the corresponding period in 2014.

Net income was $41.2 million for the second quarter of 2015, compared to $31.6 million for the same period last year.

Pasadena Facility

Revenues for the second quarter of 2015 were $37.8 million, compared to $39.7 million for the same period last year. The decrease was due to lower sales volumes for ammonium sulfate and ammonium thiosulfate, and lower sales prices for sulfuric acid, partially offset by higher sales prices for ammonium sulfate and ammonium thiosulfate, and higher sales volumes for sulfuric acid.

Average sales prices per ton increased for ammonium sulfate by 35% and decreased by 12% for sulfuric acid for the second quarter of 2015, as compared with the same period last year. These two products comprised 91% of our Pasadena Facility’s revenues for the second quarter of 2015 and 93% for the same period in the prior year. Ammonium sulfate sales prices increased due to a higher percentage of sales in the domestic market; continued demand for ammonium sulfate as retailers move away from ammonium nitrate; and production issues at other North American facilities. As part of our restructuring plan, we reduced our historically low-margin sales to Brazil. No ammonium sulfate sales were made to Brazil during the second quarter of 2015, while 36% of ammonium sulfate sales were to Brazil during the second quarter of 2014.

The higher sales volumes for sulfuric acid and lower sales volumes for ammonium sulfate were the result of our restructuring plan implemented in late 2014. In addition to reducing sales to Brazil, the restructuring plan included reducing expected annual production of ammonium sulfate by approximately 25%, to 500,000 tons. Sulfuric acid is a component in the production of ammonium sulfate. With reduced production of ammonium sulfate, less sulfuric acid is needed, which results in more sulfuric acid being available for sale.

During the second quarter of 2015, the sulfuric acid plant operated at reduced rates, due to a crack on the boiler exit duct. The crack was repaired during planned downtime in July 2015, and the sulfuric acid plant has subsequently operated at full rates.

Gross profit was $2.0 million for the second quarter of 2015, compared to a gross loss of $(4.7) million for the same period last year. Gross profit margin for the second quarter of 2015 was 5% compared to a gross loss margin of (12%) for the same period last year. The increases in gross profit and gross profit margins were primarily due to higher sales prices for ammonium sulfate and ammonium thiosulfate, higher sales volumes for sulfuric acid, lower operating costs due to the restructuring and a decrease in the write down of inventories.

Adjusted EBITDA for the second quarter of 2015 was $3.4 million, compared to an Adjusted EBITDA loss of $(3.8) million in the corresponding period in 2014.

The Pasadena Facility incurred an asset impairment charge of $101.8 million in the second quarter of 2015. The impairment reduced property, plant and equipment by $81.3 million and eliminated intangible assets by $20.5 million. In the corresponding period last year, the facility incurred a goodwill impairment of $27.2 million, which eliminated all the remaining goodwill associated with the facility.

Net loss was $(99.5) million for the second quarter 2015, compared to a net loss of $(33.5) million for the same period last year. Net income was $2.2 million for the second quarter of 2015, excluding the loss due to the asset impairment. This compares to a net loss of $(6.3) million, for the prior year period, excluding the goodwill impairment.

Corporate Unallocated Expenses

Corporate unallocated expenses, which are included in SG&A expenses, were $4.5 million for the second quarter of 2015, compared to $7.8 million in the corresponding period in 2014.

The table below provides a comparison of adjusted unallocated SG&A expenses for the second quarters of 2015 and 2014, including certain adjustments for comparability.

	For the Three Months Ended
	June 30,
(Stated in thousands)	2015	2014
	(unaudited)
Corporate and Unallocated Expenses Recorded as SG&A Expenses	$4.5	$7.8
Allocation to Wood Pellets: Industrial	1.2	—
Unallocated SG&A Expenses - Adjusted	$5.7	$7.8
Non-Cash Compensation	(1.1)	(1.5)
Transaction Costs & Cost Studies	(0.4)	(2.4)
Allocation to Wood Pellets: Industrial	(1.2)	—
Unallocated SG&A Expenses - Adjusted	$3.0	$3.9

Six Months Ended June 30, 2015

Consolidated revenues were $255.4 million for the six months ended June 30, 2015, compared to $221.5 million for the prior year period. These revenues were comprised of:

•	$48.4 million from Fulghum, an increase of $3.2 million from the prior year period;
•	$23.8 million from NEWP, an increase of $18.0 million from the prior year period;
•	$4.2 million from Wood Pellets: Industrial, an increase of $3.5 million from the prior year period, and
•	$179.0 million from Rentech Nitrogen, an increase of $9.1 million from the prior year.

Gross profit was $72.9 million, compared to $49.3 million for the six months ended June 30, 2015. Gross profit was comprised of:

•	$8.0 million from Fulghum, an increase of $1.8 million from the prior year period;
•	$4.8 million from NEWP, an increase of $3.7 million from the prior year period;
•	$(3.5) million from Wood Pellets: Industrial, a decrease of $(3.6) million from the prior year period, and
•	$63.5 million from Rentech Nitrogen, an increase of $21.5 million from the prior year period.

Consolidated Adjusted EBITDA was $58.8 million, compared to $27.3 million in the prior year period. Consolidated Adjusted EBITDA included the following:

•	$9.5 million from Fulghum, an increase of $2.6 million from the prior year period;
•	$4.8 million from NEWP, an increase of $3.8 million from the prior year period;
•	$(13.6) million from Wood Pellets: Industrial, a decrease of $(8.4) million from the prior year period; and
•	$66.8 million from Rentech Nitrogen, an increase of $24.6 million from the prior year period.

Net loss attributable to Rentech common shareholders for the six months ended June 30, 2015 was $(58.4) million, or a loss of $(0.25) per basic share. This compares to a net loss of $(27.6) million, or a loss of $(0.12) per basic share, for the same period last year.

Net income for the six months ended June 30, 2015 was $43.4 million, or $0.19 per basic share, excluding the Pasadena asset impairment. This compares to a net loss of $(0.4) million, or $0.00 per basic share, for the same period last year, excluding the Pasadena goodwill impairment.

Fulghum Fibres

Revenues for the six months ended June 30, 2015 were $48.4 million, compared to $45.2 million for the prior year period. Revenues from operations in the United States were $28.3 million during the six months ended June 30, 2015, as compared to $28.8 million in the prior year period. Volumes and revenues at a number of our mills in the United States were down due to wet and protracted winter weather earlier in the year. Revenues from operations in South America were $20.1 million during the six months ended June 30, 2015, as compared to $16.4 million in the prior year period. The increase in South America revenues was primarily due to higher biomass product sales domestically and to Asia during the six months ended June 30, 2015 as compared to the same period in the prior year.

Mills in the United States and South America processed 7.3 million GMT of logs into wood chips and residual fuels during the six months ended June 30, 2015, compared to 7.4 million GMT of logs during the six months ended June 30, 2014.

Gross profit was $8.0 million for the six months ended June 30, 2015, compared to $6.2 million for the prior year period. Gross profit margin for the six months ended June 30, 2015 was 17%, compared to 14% for the prior year period.

Adjusted EBITDA for the six months ended June 30, 2015 was $9.5 million, up from $6.9 million for the prior year period.

Net income was $2.0 million for the six months ended June 30, 2015, compared to $0.9 million for the prior year period.

New England Wood Pellet

NEWP’s revenues were $23.8 million for the six months ended June 30, 2015 on deliveries of 120,000 of wood pellets. Revenues were $5.8 million from May 1, 2014 through June 30, 2014 on deliveries of 28,000 tons of wood pellets.

Gross profit was $4.8 million for the six months ended June 30, 2015, compared to $1.1 million for the prior year period. Gross profit margin for the six months ended June 30, 2015 was 20%, compared to 19% for the prior year period. The increases in gross profit and gross profit margin reflect the ownership of NEWP for the first six months of 2015 compared to only two months in 2014, and the addition of the Allegheny mill in 2015.

Adjusted EBITDA was $4.8 million for the six months ended June 30, 2015, compared to $1.0 million for the prior year period.

Net income was $2.7 million for the six months ended June 30, 2015, compared to $0.7 million for the prior year period.

Wood Pellets: Industrial

Revenues were $4.2 million for the Atikokan Facility for the six months ended June 30, 2015 earned by delivering 22,700 metric tons to OPG, 20,800 of which were produced at the Atikokan Facility. This compares to $0.7 million earned by delivering 3,300 metric tons of pellets from a third party pellet producer for the prior year period.

Gross loss was $(3.5) million for the six months ended June 30, 2015, compared to a gross profit $0.1 million for the prior year period. Gross loss margin was 82% for the six months ended June 30, 2015, compared to gross profit margin of 17% for the prior year period.

During the first six months of 2015, $2.6 million of settlement costs related to amending the Drax contract in August was recorded in SG&A expenses.

Adjusted EBITDA loss for the six months ended June 30, 2015 was $(13.6) million, compared to an EBITDA loss of $(5.2) for the prior year period.

Net loss was $(15.4) million for the six months ended June 30, 2015, compared to a net loss of $(5.0) million for the prior year period.

Nitrogen Products Manufacturing

Revenues for the six months ended June 30, 2015 were $179.0 million, compared to $169.9 million for the prior year period. Gross profit for the six months ended June 30, 2015 was $63.5 million, compared to $42.0 million in the prior year period. Adjusted EBITDA for the six months ended June 30, 2015 was $66.8 million, compared to $42.2 million for the prior year period.

During the six months ended June 30, 2015, Rentech Nitrogen recorded an asset impairment charge of $101.8 million for the Pasadena Facility, due to our conclusion that our process to evaluate strategic alternatives and the announced agreement with CVR Partners made it more likely than not that the facility would be sold or otherwise disposed of before the end of its previously estimated useful life. This conclusion requires that the estimate of future cash flows used to calculate the fair value of the facility must include estimated sale proceeds and interim cash flows leading up to the sale.

Net loss for the six months ended June 30, 2015 was $(57.3) million. This compares to a net loss of $(5.8) million for the prior year period. Net income was $44.5 million for the six months ended June 30, 2015, excluding the Pasadena goodwill impairment. This compares to $21.4 million for the prior year period, excluding the Pasadena goodwill impairment.

East Dubuque Facility

Revenues for the six months ended June 30, 2015 were $108.8 million, compared to $102.4 million for the same period last year. The increase was primarily due to higher sales volumes and prices for ammonia, partially offset by lower sales volumes and prices for UAN, and lower natural gas sales.

Average sales prices per ton for the six months ended June 30, 2015 were 3% higher for ammonia and 5% lower for UAN, compared with the same period last year. These two products comprised 85% of our East Dubuque Facility’s revenues for the six months ended June 30, 2015 and 80% for the same period last year.

Gross profit was $60.1 million for the six months ended June 30, 2015, compared to $45.4 million for the same period last year. Gross profit margin was 55% for the six months ended June 30, 2015, compared to 44% for the prior year period. The increases in gross profit and gross margin were primarily due to higher sales volumes and prices for ammonia, business interruption insurance proceeds of $4.4 million and unrealized gains on natural gas derivatives, partially offset by lower sales volumes and prices for UAN. Gross profit margin, without business interruption insurance proceeds and natural gas derivatives, was 47% for the six months ended June 30, 2015, compared to 45%, without natural gas derivatives, for the same period in the prior year.

Adjusted EBITDA for the six months ended June 30, 2015 was $65.9 million, compared to $50.2 million for the prior year period.

Net income was $57.2 million for the six months ended June 30, 2015, compared to $42.8 million for the prior year period.

Pasadena Facility

Revenues for the six months ended June 30, 2015 were $70.2 million, compared to $67.5 million for the same period last year. The increase was due to higher sales prices for ammonium sulfate and ammonium thiosulfate, and higher sales volumes for sulfuric acid, partially offset by lower sales volumes for ammonium sulfate and ammonium thiosulfate, and lower sales prices for sulfuric acid.

Average sales prices per ton increased by 32% for ammonium sulfate and decreased by 5% for sulfuric acid for the six months ended June 30, 2015, compared to the same period last year. These two products comprised 90% of revenues for the six months June 30, 2015 and 89% for the same period last year.

Gross profit was $3.4 million for the six months ended June 30, 2015, compared to gross loss of $(3.4) million for the same period last year. Gross margin for the six months ended June 30, 2015 was 5%, compared to gross loss margin of (5%) for the same period last year. The increases in gross profit and gross profit margins were primarily due to higher sales prices for ammonium sulfate and ammonium thiosulfate, higher sales volumes for sulfuric acid, a decrease in operating costs due to the restructuring and a decrease in the write down of inventories.

Adjusted EBITDA was $5.4 million for the six months ended June 30, 2015, compared to an Adjusted EBITDA loss of $(3.5) million for the same period last year.

The Pasadena Facility incurred an asset impairment charge of $101.8 million for the six months ended June 30, 2015. The impairment reduced property, plant and equipment by $81.3 million and eliminated intangible assets by $20.5 million. In the corresponding period last year, the facility incurred a goodwill impairment of $27.2 million, which eliminated all the remaining goodwill associated with the facility.

Net loss was $(99.4) million for the six months ended June 30, 2015, compared to a net loss of $(34.3) million in 2014. Net income was $2.4 million for the six months ended June 30, 2015, excluding the loss due to the asset impairment. This compares to a net loss of $(7.1) million, for the six months ended June 30, 2014, excluding the goodwill impairment.

Corporate Unallocated Expenses

Corporate unallocated expenses included in SG&A expenses were $8.4 million for the six months ended June 30, 2015, compared to $14.6 million for the prior year period.

The table below provides a comparison of adjusted unallocated SG&A expenses for the six months ended June 30, 2015 and 2014, including certain adjustments for comparability.

	For the Six Months Ended
	June 30,
(Stated in thousands)	2015	2014
	(unaudited)
Corporate and Unallocated Expenses Recorded as SG&A Expenses	$8.4	$14.6
Allocation to Wood Pellets: Industrial	2.4	—
Unallocated SG&A Expenses - Adjusted	$10.8	$14.6
Non-Cash Compensation	(2.0)	(2.9)
Transaction Costs & Cost Studies	(0.8)	(3.3)
Allocation to Wood Pellets: Industrial	(2.4)	—
Unallocated SG&A Expenses - Adjusted	$5.6	$8.4

Conference Call with Management

The Company will hold a conference call today, August 11, 2015, at 8:30 a.m. PDT, during which Rentech's senior management will review the Company's financial results for this period and provide an update on corporate developments. Callers may listen to the live presentation, which will be followed by a question and answer segment, by dialing 888-517-2458 or 847-413-3538 and entering the pass code 5099594#. An audio webcast of the call will be available at www.rentechinc.com within the Investor Relations portion of the site, under the Presentations section. A replay will be available by audio webcast and teleconference from 11:00 a.m. PDT on August 11 through 11:59 a.m. PDT on August 18. The replay teleconference will be available by dialing 888-843-7419 or 630-652-3042 and entering the audience passcode 5099594#.

Rentech, Inc.

Consolidated Statements of Operations

(Amounts in Thousands, Except per Share Data)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
	(Unaudited)		(Unaudited)
Revenues	$149,778	$139,200	$255,388	$221,519
Cost of sales	101,237	107,761	182,538	172,185
Gross profit	48,541	31,439	72,850	49,334
Operating expenses
Selling, general and administrative expense	17,562	17,642	32,066	33,214
Depreciation and amortization	1,613	1,394	3,487	1,070
Pasadena asset impairment	101,772	—	101,772	—
Pasadena goodwill impairment	—	27,202	—	27,202
Other (income) expense, net	434	244	431	(104)
Total operating expenses	121,381	46,482	137,756	61,382
Operating loss	(72,840)	(15,043)	(64,906)	(12,048)
Other expense, net
Interest expense	(8,170)	(5,491)	(14,087)	(11,336)
Loss on debt extinguishment	—	(850)	—	(850)
Loss on fair value adjustment to earn-out consideration	396	(327)	396	(327)
Other income, net	3,115	68	3,000	44
Total other expenses, net	(4,659)	(6,600)	(10,691)	(12,469)
Loss from continuing operations before income taxes and equity in loss of investee	(77,499)	(21,643)	(75,597)	(24,517)
Income tax (benefit) expense	574	(215)	2,268	835
Loss from continuing operations before equity in loss of investee	(78,073)	(21,428)	(77,865)	(25,352)
Equity in loss of investee	406	38	421	237
Loss from continuing operations	(78,479)	(21,466)	(78,286)	(25,589)
Loss from discontinued operations, net of tax	(232)	(1,567)	(379)	(3,038)
Net loss	(78,711)	(23,033)	(78,665)	(28,627)
Net loss attributable to noncontrolling interests	26,617	3,588	22,942	2,194
Preferred stock dividends	(1,320)	(1,200)	(2,640)	(1,200)
Net loss attributable to Rentech common shareholders	$(53,414)	$(20,645)	$(58,363)	$(27,633)
Net loss per common share allocated to Rentech common shareholders:
Basic:
Continuing operations	$(0.23)	$(0.08)	$(0.25)	$(0.11)
Discontinued operations	$(0.00)	$(0.01)	$(0.00)	$(0.01)
Net loss	$(0.23)	$(0.09)	$(0.25)	$(0.12)
Diluted:
Continuing operations	$(0.23)	$(0.08)	$(0.25)	$(0.11)
Discontinued operations	$(0.00)	$(0.01)	$(0.00)	$(0.01)
Net loss	$(0.23)	$(0.09)	$(0.25)	$(0.12)
Weighted-average shares used to compute net loss per common share:
Basic	229,648	227,792	229,507	227,661
Diluted	229,648	227,792	229,507	227,661

Rentech, Inc.

Statements of Operation by Business Segment

(Stated in Thousands)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
	(in thousands)
Revenues
East Dubuque	$72,060	$73,943	$108,812	$102,434
Pasadena	37,793	39,666	70,215	67,455
Fulghum Fibres	25,723	19,146	48,377	45,185
Wood Pellets: Industrial	2,544	667	4,208	667
Wood Pellets: NEWP	11,658	5,778	23,776	5,778
Total revenues	$149,778	$139,200	$255,388	$221,519
Gross profit (loss)
East Dubuque	$42,680	$32,952	$60,121	$45,350
Pasadena	2,046	(4,733)	3,388	(3,367)
Fulghum Fibres	4,278	2,019	7,985	6,150
Wood Pellets: Industrial	(3,058)	114	(3,462)	114
Wood Pellets: NEWP	2,595	1,087	4,818	1,087
Total gross profit	$48,541	$31,439	$72,850	$49,334
Selling, general and administrative expenses
East Dubuque	$1,000	$1,088	$2,346	$2,221
Pasadena	844	1,247	1,640	3,076
Fulghum Fibres	947	1,651	2,629	3,052
Wood Pellets: Industrial	7,205	3,340	11,124	5,408
Wood Pellets: NEWP	718	391	1,422	391
Total segment selling, general and administrative expenses	$10,714	$7,717	$19,161	$14,148
Depreciation and amortization
East Dubuque	$65	$38	$134	$75
Pasadena	359	337	719	633
Fulghum Fibres	699	950	1,680	141
Wood Pellets: Industrial	39	35	82	54
Wood Pellets: NEWP	312	(98)	590	(98)
Total segment depreciation and amortization recorded in operating expenses	1,474	1,262	3,205	805
Net income (loss)
East Dubuque	$41,197	$31,578	$57,219	$42,787
Pasadena	(99,526)	(33,546)	(99,363)	(34,332)
Fulghum Fibres	3,057	(951)	1,965	902
Wood Pellets: Industrial	(10,699)	(3,201)	(15,378)	(5,044)
Wood Pellets: NEWP	1,538	742	2,680	742
Total segment net income (loss)	$(64,433)	$(5,378)	$(52,877)	$5,055
Reconciliation of segment net income (loss) to consolidated net loss:
Segment net income (loss)	$(64,433)	$(5,378)	$(52,877)	$5,055
RNP - partnership and unallocated expenses recorded as selling, general and administrative expenses	(2,322)	(2,169)	(4,516)	(4,485)
RNP - partnership and unallocated expenses recorded as other expense	(31)	—	(60)	—
RNP - unallocated interest expense	(5,529)	(4,787)	(10,538)	(9,769)
Corporate and unallocated expenses recorded as selling, general and administrative expenses	(4,527)	(7,756)	(8,390)	(14,581)
Corporate and unallocated depreciation and amortization expense	(139)	(132)	(282)	(265)
Corporate and unallocated income (expenses) recorded as other income (expense)	(3)	(1,191)	1	(1,183)
Corporate and unallocated interest expense	(1,494)	(20)	(1,588)	(324)
Corporate income tax expense	(1)	(33)	(36)	(37)
Loss from discontinued operations, net of tax	(232)	(1,567)	(379)	(3,038)
Consolidated net loss	$(78,711)	$(23,033)	$(78,665)	$(28,627)

Rentech, Inc.

Selected Balance Sheet Data

(Stated in Thousands)

	As of June 30, 2015	As of December 31, 2014
	(in thousands)
Cash	$63,107	$44,195
Working capital	55,142	3,180
Construction in progress	17,122	179,423
Total assets	771,945	828,150
Debt	533,765	468,856
Total Rentech stockholders' equity	57,892	120,733
Cash - RNP	$38,501	$28,028
Cash excluding RNP	24,606	16,167
Total Cash	$63,107	$44,195
Debt - RNP	$344,000	$335,000
Debt excluding RNP	189,765	133,856
Total Debt	$533,765	$468,856

Disclosure Regarding Non-GAAP Financial Measures

Adjusted EBITDA is defined as net income (loss) plus net interest expense and other financing costs, income tax (benefit) expense, depreciation and amortization and unusual items, like impairment and debt extinguishment charges and fair value adjustments to earn-out consideration. Adjusted EBITDA is used as a supplemental financial measure by management and by external users of our consolidated financial statements, such as investors and commercial banks, to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis; and
•

our operating performance and return on invested capital compared to those of other publicly traded limited partnerships and other public companies, without regard to financing methods and capital structure.

Net income (loss) excluding loss on impairments are included to provide management and investors with net income results for Rentech that are more easily compared to the prior year period.

These non-GAAP financial measures should not be considered an alternative to any measure of financial performance or liquidity presented in accordance with GAAP. These non-GAAP financial measures may have material limitations as performance measures because they exclude items that are necessary elements of our businesses’ costs and operations. In addition, EBITDA and Adjusted EBITDA presented by other companies may not be comparable to our presentation of those measures, since each company may define these terms differently.

The table below reconciles Rentech’s consolidated Adjusted EBITDA from net loss for the three and six months ended June 30, 2015 and 2014.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
	(in thousands)
Net loss	$(78,711)	$(23,033)	$(78,665)	$(28,627)
Add items:
Net interest expense	8,161	5,476	14,066	11,307
Pasadena asset impairment	101,772	—	101,772	—
Pasadena goodwill impairment	—	27,202	—	27,202
Loss on debt extinguishment	—	850	—	850
(Gain) loss on fair value adjustment to earn-out consideration	(396)	327	(396)	327
Income tax (benefit) expense	574	(215)	2,268	835
Depreciation and amortization	12,477	10,708	22,300	15,149
Other	(2,699)	(15)	(2,557)	222
Consolidated Adjusted EBITDA	$41,178	$21,300	$58,788	$27,265

The table below reconciles Rentech Nitrogen’s Adjusted EBITDA, along with the Adjusted EBITDA for each of its facilities, to their respective net income (loss) for the second quarter of 2015.

	For the Three Months Ended June 30, 2015
	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
	(in thousands, except per unit data)
Net income (loss)	$41,197	$(99,526)	$(7,882)	$(66,211)
Add:
Net interest expense	17	—	5,529	5,546
Pasadena asset impairment	—	101,772	—	101,772
Income tax expense	(14)	23	—	9
Depreciation and amortization	5,384	2,570	—	7,954
Other	(16)	(1,425)	30	(1,411)
Adjusted EBITDA	$46,568	$3,414	$(2,323)	$47,659

The table below reconciles Rentech Nitrogen’s consolidated Adjusted EBITDA, along with the Adjusted EBITDA for each of its facilities, to their respective net income (loss) for the six months ended June 30, 2015.

	For the Six Months Ended June 30, 2015
	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
	(in thousands, except per unit data)
Net income (loss)	$57,219	$(99,363)	$(15,114)	$(57,258)
Add:
Net interest expense	36	—	10,538	10,574
Pasadena asset impairment	—	101,772	—	101,772
Income tax expense	—	47	—	47
Depreciation and amortization	8,692	4,405	—	13,097
Other	(42)	(1,425)	59	(1,408)
Adjusted EBITDA	$65,905	$5,436	$(4,517)	$66,824

The table below reconciles Rentech Nitrogen’s consolidated Adjusted EBITDA, along with the Adjusted EBITDA for each of its facilities, to their respective net loss for the second quarter of 2014.

	For the Three Months Ended June 30, 2014
	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
	(in thousands, except per unit data)
Net income (loss)	$31,578	$(33,546)	$(6,956)	$(8,924)
Add:
Net interest expense	22	—	4,787	4,809
Pasadena goodwill impairment	—	27,202	—	27,202
Income tax expense	(2)	27	—	25
Depreciation and amortization	5,155	2,474	—	7,629
Other	—	—	—	—
Adjusted EBITDA	$36,753	$(3,843)	$(2,169)	$30,741

The table below reconciles Rentech Nitrogen’s consolidated Adjusted EBITDA, along with the Adjusted EBITDA for each of its facilities, to their respective net income (loss) for the six months ended June 30, 2014.

	For the Six Months Ended June 30, 2014
	East Dubuque Facility	Pasadena Facility	Partnership Level	Consolidated
	(in thousands, except per unit data)
Net income (loss)	$42,787	$(34,332)	$(14,254)	$(5,799)
Add:
Net interest expense	44	—	9,769	9,813
Pasadena goodwill impairment	—	27,202	—	27,202
Income tax expense	1	54	—	55
Depreciation and amortization	7,397	3,536	—	10,933
Other	—	—	—	—
Adjusted EBITDA	$50,229	$(3,540)	$(4,485)	$42,204

The table below reconciles Fulghum’s Adjusted EBITDA to net income (loss) for the three and six months ended June 30, 2015 and 2014.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
	(in thousands)
Fulghum net income (loss)	$3,057	$(951)	$1,965	$902
Add Fulghum items:
Net interest expense	579	579	1,117	1,116
Income tax (benefit) expense	523	(282)	2,125	730
Depreciation and amortization	2,838	2,732	5,839	3,717
Other	(1,544)	109	(1,534)	445
Fulghum's Adjusted EBITDA	$5,453	$2,187	$9,512	$6,910

The table below reconciles NEWP’s Adjusted EBITDA to net income for the three and six months ended June 30, 2015 and 2014.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
	(in thousands)
NEWP net income	$1,538	$742	$2,680	$742
Add NEWP items:
Net interest expense	149	80	288	80
Income tax expense	40	9	57	9
Depreciation and amortization	941	180	1,997	180
Other	(161)	(37)	(218)	(37)
NEWP's Adjusted EBITDA	$2,507	$974	$4,804	$974

The table below reconciles Wood Pellets: Industrial’s Adjusted EBITDA to net loss for the three and six months ended June 30, 2015 and 2014.

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2015	2014	2015	2014
	(in thousands)
Wood Pellets: Industrial net loss	$(10,699)	$(3,201)	$(15,378)	$(5,044)
Add Wood Pellets: Industrial items:
Net interest expense	392	(33)	498	(22)
Income tax expense	4	—	4	4
Depreciation and amortization	639	35	1,085	54
Other	18	(65)	209	(181)
Wood Pellets: Industrial Adjusted EBITDA	$(9,646)	$(3,264)	$(13,582)	$(5,189)

The table below reconciles net income (loss) attributable to Rentech excluding impairments for the second quarters of 2015 and 2014.

	For the Three Months Ended
	June 30,
(Stated in thousands)	2015	2014
	(unaudited)
Net loss attributable to common shareholders	$(53,414)	$(20,645)
Pasadena asset impairment	101,772	—
Pasadena goodwill impairment	—	27,202
Net income (loss) excluding impairments	$48,358	$6,557
Net loss per share attributable to common shareholders	$(0.23)	$(0.09)
Pasadena asset impairment	0.44	—
Pasadena goodwill impairment	—	0.12
Net income per share attributable to common shareholders excluding impairments	$0.21	$0.03
Weighted-average common shares outstanding	229,648	227,792

The table below reconciles net income (loss) attributable to Rentech excluding impairments for the six months ended June 30, 2015 and 2014.

	For the Six Months Ended
	June 30,
(Stated in thousands)	2015	2014
	(unaudited)
Net loss attributable to common shareholders	$(58,363)	$(27,633)
Pasadena asset impairment	101,772	—
Pasadena goodwill impairment	—	27,202
Net income (loss) excluding impairments	$43,409	$(431)
Net loss per share attributable to common shareholders	$(0.25)	$(0.12)
Pasadena asset impairment	0.44	—
Pasadena goodwill impairment	—	0.12
Net income per share attributable to common shareholders excluding impairments	$0.19	$(0.00)
Weighted-average common shares outstanding	229,507	227,661

The table below reconciles net income (loss) attributable to Rentech Nitrogen excluding impairments for the second quarters of 2015 and 2014.

	For the Three Months Ended
	June 30,
(Stated in Thousands, Except per Unit Data)	2015	2014
	(unaudited)
Net loss attributable to common unit holders	$(66,211)	$(8,924)
Pasadena asset impairment	101,772	—
Pasadena goodwill impairment	—	27,202
Net income attributable to common unit holders excluding the Pasadena asset and goodwill impairment	$35,561	$18,278

The table below reconciles net income (loss) attributable to Rentech Nitrogen excluding impairments for the six months ended June 30, 2015 and 2014.

	For the Six Months Ended
	June 30,
(Stated in Thousands)	2015	2014
	(unaudited)
Net loss attributable to common unit holders	$(57,258)	$(5,799)
Pasadena asset impairment	101,772	—
Pasadena goodwill impairment	—	27,202
Net income attributable to common unit holders excluding the Pasadena asset and goodwill impairments	$44,514	$21,403

The table below reconciles net income attributable to the Pasadena Facility excluding impairments for the second quarters of 2015 and 2014.

	For the Three Months Ended
	June 30,
(Stated in thousands)	2015	2014
	(unaudited)
Net loss for Pasadena	$(99,526)	$(33,546)
Pasadena asset impairment	101,772	—
Pasadena goodwill impairment	—	27,202
Net income (loss) attributable to Pasadena excluding the Pasadena asset and goodwill impairments	$2,246	$(6,344)

The table below reconciles net income (loss) attributable to the Pasadena Facility excluding impairments for the six months ended June 30, 2015 and 2014.

	For the Six Months Ended
	June 30,
(Stated in thousands)	2015	2014
	(unaudited)
Net loss for Pasadena	$(99,363)	$(34,332)
Pasadena asset impairment	101,772	—
Pasadena goodwill impairment	—	27,202
Net income (loss) attributable to Pasadena excluding the Pasadena asset and goodwill impairments	$2,409	$(7,130)

About Rentech, Inc.

Rentech, Inc. (NASDAQ: RTK) owns and operates wood fibre processing, wood pellet production and nitrogen fertilizer manufacturing businesses. Rentech offers a full range of integrated wood fibre services for commercial and industrial customers around the world, including wood chipping services, operations, marketing, trading and vessel loading, through its subsidiary, Fulghum Fibres. The Company’s New England Wood Pellet subsidiary is a leading producer of bagged wood pellets for the U.S. heating market. Rentech manufactures and sells nitrogen fertilizer through its publicly-traded subsidiary, Rentech Nitrogen Partners, L.P. (NYSE: RNF). Please visit www.rentechinc.com and www.rentechnitrogen.com for more information.

Safe Harbor Statement

This press release contains forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995 about matters such as: the timing for bringing our Canadian wood pellet plants to full capacity and their estimated costs, Adjusted EBITDA for Fulghum and Adjusted EBITDA for NEWP for 2015, and our liquidity outlook. These statements are based on management’s current expectations and actual results may differ materially as a result of various risks and uncertainties. Other factors that could cause actual results to differ from those reflected in the forward-looking statements are set forth in the Company’s prior press releases and periodic public filings with the Securities and Exchange Commission, which are available via Rentech’s website at www.rentechinc.com. The forward-looking statements in this press release are made as of the date of this press release and Rentech does not undertake to revise or update these forward-looking statements, except to the extent that it is required to do so under applicable law.

Source: Rentech, Inc.

Rentech, Inc.

Julie Dawoodjee Cafarella

Vice president of Investor Relations and Communications

310-571-9800

ir@rentk.com